Exhibit 8.2

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

July 17, 2024

 Bank of Montreal

 1 First Canadian Place

 100 King Street West

 18th Floor

 Toronto, ON M5X 1A1

Dear Sirs/Mesdames:

Re:	Bank of Montreal – US$750,000,000 7.300% Fixed Rate Reset Limited Recourse Capital Notes, Series 5 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

We have acted as Canadian tax counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale by the Bank of (i) US$750,000,000 aggregate principal amount of its 7.300% Fixed Rate Reset Limited Recourse Capital Notes, Series 5 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”) pursuant to an underwriting agreement dated July 9, 2024 (the “Underwriting Agreement”) among the Bank and BMO Capital Markets Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Truist Securities, Inc. and UBS Securities LLC, as representatives of the several underwriters named therein, and (ii) 750,000 Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 54 (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares” and, collectively with the Notes, the “Securities”) to Computershare Trust Company of Canada, as trustee (the “Limited Recourse Trustee”) of BMO LRCN Trust (the “Limited Recourse Trust”).

The Securities are being offered for sale pursuant to a Registration Statement on Form F-3 (File No. 333-264388) and the Bank’s base shelf prospectus dated May 26, 2022 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated July 9, 2024 relating to the Securities (the “Preliminary Prospectus Supplement”), as further supplemented by a prospectus supplement dated July 9, 2024 relating to the Securities (the “Final Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

The Notes are issuable under and pursuant to a subordinated debt securities indenture dated as of December 12, 2017 (the “Base Indenture”), between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the sixth supplemental indenture dated as of July 17, 2024 (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Bank and the Trustee.

The provisions attaching to the Preferred Shares (the “Share Terms”) provide that the Preferred Shares will convert, upon the occurrence of a Trigger Event (as defined in the Share Terms), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the Share Terms.

Capitalized terms used herein not otherwise defined have the meaning given to them in the Prospectus.

As Canadian tax counsel to the Bank, we have examined copies of:

1.	the Preliminary Prospectus Supplement;

2.	the Final Prospectus Supplement;

3.	the Indenture;

4.	the Declaration of Trust;

5.	the administration agreement dated as of September 4, 2020 made between the Limited Recourse Trust and the Bank, in its capacity as Administrative Agent;

6.	a waiver of dividends dated as of July 16, 2024 executed by the Administrative Agent, on behalf of the Limited Recourse Trust, and delivered to the Bank;

7.	a dividend covenant dated as of July 16, 2024 executed by the Bank in favour of the Limited Recourse Trust; and

8.	the Share Terms.

This letter is limited to the tax matters described herein and does not address any other Canadian federal income tax matters, any other Canadian federal tax matters, any provincial tax matters or any foreign tax matters. Except as noted, this letter does not take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental decision or action, or in the administrative and assessing practices of the Canada Revenue Agency (“CRA”), and there can be no assurance that the Income Tax Act (Canada) or the Income Tax Regulations made thereunder will not be amended, or the CRA administrative and assessing practices changed, in a manner which will affect the considerations that are identified and reviewed in this letter.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that, subject to the assumptions and qualifications set out therein, the statements as to matters of the laws of Canada under the heading “Certain Canadian Federal Income Tax Considerations” in the Final Prospectus Supplement are accurate in all material respects.

The opinions in this letter are given solely for the benefit of the addressees in connection with the transactions referred to and may not, in whole or in part, be relied upon by or shown or distributed to any other person.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Torys LLP

JW